Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Silicom Ltd. of our report dated March 18, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Silicom Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2025.We also consent to the reference to us under the heading “Experts”  in such Registration Statement.

/s/Kesselman & Kesselman
Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited

Haifa, Israel.
June 25, 2026

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel,
Telephone: +972 -4- 8605000, Fax: +972 -4- 8605001, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity